EXHIBIT 99.1
RESOLUTIONS OF
THE BOARD OF DIRECTORS OF
KB HOME

WHEREAS, KB Home (the “Corporation”) has in effect an Amended KB Home 2014 Equity Incentive Plan (the “Amended Plan”), which was approved by the Board of Directors of the Corporation (the “Board”) and the Management Development and Compensation Committee of the Board (the “Committee”) and submitted for approval by the Board to the stockholders of the Corporation.
WHEREAS, the Corporation has in effect an Amended Rights Agreement (the “Amended Rights Agreement”), which was approved by the Board and submitted for approval by the Board to the stockholders of the Corporation.
WHEREAS, copies of the Amended Plan and Amended Rights Agreement have been provided to the Board.
WHEREAS, the Board has been informed that, as more fully described in the resolutions set forth below, there may be uncertainty regarding whether the Amended Plan was validly approved and that, as a result, a question could potentially be raised regarding the validity of the additional share grant capacity of the Amended Plan and awards specifically made under that additional grant capacity and whether the Amended Rights Agreement was validly approved. There are no questions about the validity of the Original Plan or the Original Agreement (each such term as defined below).
WHEREAS, any potentially defective corporate act that is or may be void or voidable due to a failure or potential failure to authorize or effect such act in compliance with, among other things, any plan or agreement to which the Corporation is a party may be ratified under Section 204 of the Delaware General Corporation Law (the “DGCL”).
WHEREAS, following the effectiveness of a ratification approved under Section 204 of the DGCL, each act so ratified is no longer deemed void or voidable as a result of any failures of authorization and such effect is retroactive to the original time of such ratified act.
WHEREAS, the Board has determined that it is advisable and in the best interests of the Corporation to adopt the resolutions set forth below in order to eliminate potential questions regarding the validity of the Amended Plan or the Amended Rights Agreement.
RESOLVED, that:
(1)The acts to be ratified by this resolution are the adoption and effectiveness of the Amended Plan, including all amendments to the prior KB Home 2014 Equity Incentive Plan (the “Original Plan”) effected thereby which included, among other things, increasing the shares of common stock of the Corporation available for grant under such equity plan by 7.5 million shares to a total of 12.3 million shares (plus any other shares available for grant under the terms of the Amended Plan).

(2)The Amended Plan was approved by the Board on January 21, 2016 and was approved by the Committee on February 10, 2016. The Board submitted the Amended Plan for approval by the Corporation’s stockholders through the Corporation’s proxy statement for its 2016 annual meeting of stockholders, and the proposal to so approve the Amended Plan received well over a majority of the votes cast by stockholders of the Corporation on April 7, 2016.

(3)The nature of the potential failure of authorization in respect of the adoption and effectiveness of the Amended Plan, and the amendments effected thereby, is that although under the terms of the Original Plan, the Amended Plan could be approved by the Board, and the Board did in fact approve the Amended Plan, it also submitted the matter for stockholder approval. Although the Corporation believes that the Amended Plan was approved in accordance with the requirements of the Original Plan, the record date for the Corporation’s 2016 Annual Meeting may not have been fixed in accordance with the DGCL and the Company’s By-Laws. Therefore, there may be an argument that the stockholders’ approval of the Amended Plan was not effective, which may create uncertainty whether the Board approval was effective.

(4)In consideration of the foregoing, the Board approves, adopts and authorizes, in all respects, the ratification of the adoption and effectiveness of the Amended Plan, and all amendments effected thereby, pursuant to Section 204 of the DGCL.

RESOLVED, that:
(1)The acts to be ratified by this resolution are the adoption and effectiveness of the Amended Rights Agreement, including all amendments to the prior KB Home Rights Agreement (the “Original Agreement”) effected thereby.
(2)The Amended Rights Agreement was approved by the Board on January 24-25, 2018 and January 21, 2021. The Board submitted the Amended Rights Agreement for approval by the Corporation’s stockholders through the Corporation’s proxy statement for its 2018 annual meeting of stockholders and through the Corporation’s proxy statement for its 2021 annual meeting of stockholders, and the proposal to so approve the Amended Rights Agreement received well over a majority of the votes cast by stockholders of the Corporation on April 12, 2018 and April 8, 2021.
(3)The nature of the potential failure of authorization in respect of the adoption and effectiveness of the Amended Rights Agreement, and the amendments effected thereby, is that although under the terms of the Original Agreement, the Amended Rights Agreement could be approved by the Board, and the Board did in fact approve the Amended Rights Agreement, it also submitted the matter for stockholder approval. Although the Corporation believes that the Amended Rights Agreement was approved in accordance with the requirements of the Original Agreement, the record dates for the Corporation’s 2018 Annual Meeting and 2021 Annual Meeting may not have been fixed in accordance with the DGCL and the Company’s By-Laws. Therefore, there may be an argument that the stockholders’ approval of the Amended Rights Agreement at the 2018 Annual Meeting and 2021 Annual Meeting was not effective, which may create uncertainty whether the Board approval was effective.
(4)In consideration of the foregoing, the Board approves, adopts and authorizes, in all respects, the ratification of the adoption and effectiveness of the Amended Rights Agreement, and all amendments effected thereby, pursuant to Section 204 of the DGCL.
RESOLVED, that each officer of the Corporation (acting alone) is authorized and directed, in the name of and on behalf of the Corporation, to provide prompt notice of the adoption of these resolutions by the Board to the Corporation’s stockholders in accordance with Section 204(g) of the DGCL.

RESOLVED, that in addition to the ratification permitted by Section 204 of the DGCL, the Board approves, adopts, confirms and ratifies the adoption and effectiveness of the Amended Plan, and each award previously made thereunder and any shares issued pursuant to such awards, and the Amended Rights Agreement and all rights subject thereto, to the fullest extent permitted by the common law of the State of Delaware or any other applicable law.